PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED MAY 16, 2003	REGISTRATION NO. 333-105155

2,100,000 Shares

VITESSE SEMICONDUCTOR CORPORATION
COMMON STOCK

     This prospectus supplement relates to the resale by the selling stockholders of shares of common stock of Vitesse Semiconductor Corporation.

     This prospectus supplement should be read in conjunction with the prospectus dated May 16, 2003, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the common stock of the selling stockholders as listed below. All information concerning beneficial ownership has been furnished by the selling stockholders.

					Percent of
		Percent of			Outstanding
	Shares Beneficially	Outstanding Vitesse	Shares	Shares Owned	Vitesse Stock
Name of Beneficial Owner	Owned (1)	Stock (4)	Offered	After Offering (5)	(4)(5)

James V. Rubino (2)	335,957	*	131,484	204,473	*
Klaus-Peter Deyring (3)	251,997	*	98,625	153,372	*

	587,954	*	230,109	357,845	*

*Represents less than 1% of the outstanding shares of Common Stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2)	Includes (i) 131,484 shares offered hereby, and (ii) 204,473 outstanding shares held in escrow for such stockholder’s account by US Bank Trust, National Association, as escrow agent, pursuant to the Stock Purchase Agreement, which shares are not offered hereby. Unless subject to a claim for indemnification by Vitesse, or reacquired by Vitesse as a result of the resolution of such a claim, the shares held in escrow will be released to the selling stockholders on January 31, 2004. Does not include shares of our common stock we may issue on or about October 31, 2003 in satisfaction of contingent payment obligations to the selling stockholder of up to an aggregate of $1,531,838, pursuant to the Stock Purchase Agreement. Although these shares were registered as of the date of the prospectus, the selling stockholder does not yet beneficially own these shares and the exact number of such shares will be determined at the time of issuance based on prevailing market prices.

(3)	Includes (i) 98,625 shares offered hereby, and (ii) 153,372 outstanding shares held in escrow for such stockholder’s account by US Bank Trust, National Association, as escrow agent, pursuant to the Stock Purchase Agreement, which shares are not offered hereby. Unless subject to a claim for indemnification by Vitesse, or reacquired by Vitesse as a result of the resolution of such a claim, the shares held in escrow will be released to the selling stockholders on January 31, 2004. Does not include shares of our common stock we may issue on or about October 31, 2003 in satisfaction of contingent payment obligations to the selling stockholder of up to an aggregate of $1,149,013, pursuant to the Stock Purchase Agreement. Although these shares were registered as of the date of the prospectus, the selling stockholder does not yet beneficially own these shares and the exact number of such shares will be determined at the time of issuance based on prevailing market prices.

(4)	Based on the number of shares of Vitesse common stock outstanding as of July 31, 2003.

(5)	Assumes the sale of all shares offered hereby.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 11, 2003.